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Prospectus Supplement No. 5                      Rule 424(b)(3) Prospectus
to Prospectus dated April 11, 1997               Registration Number 333-22125


                           Penn Treaty American Corporation
              $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                           2,628,340 shares of Common Stock


    This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997, Prospectus Supplement No. 2 dated June 11, 1997, Prospectus Supplement No. 3 dated July 21, 1997 and Prospectus Supplement No. 4 dated August 15, 1997 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders, the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:


                                   Principal
                                    Amount
                                   of Notes                          Number of
                                 Beneficially                        Conversion
                                  Owned and        Percent of         Shares
                                   That May        Outstanding       That May
    Name(1)                        Be Sold            Notes          Be Sold(2)
    -------                      ------------      -----------       ----------

Bear Stearns & Co., Inc.(9)       $4,665,000          6.24%           164,029

------------------
*   Less than 1%

(1) The information set forth herein is as of November 6, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

(9) The amount listed includes an additional $875,000 principal amount of Notes beneficially owned by Bear Stearns. Bear Stearns, as principal, purchased an aggregate of $875,000 principal amount of Notes between July 11, 1997 and November 6, 1997. Bear Stearns has sold or will resell the Notes it beneficially owns in the manner described under "Plan of Distribution."
    Any compensation in the form of discounts, fees or commissions and any profits on the sales of such Notes may be deemed underwriting discounts or commissions.


             The date of this Prospectus Supplement is November 10, 1997